Exhibit 4.1

R.G. Global Lifestyles, Inc
2345 W. Foothill Blvd., Ste. 7
Upland, CA 91786
United States of America

January 5, 2010

Dear Sirs

US$150,000.00 Unsecured Convertible Short-Term Loan Facility
I, Horst Franz Geicke, (the "Lender"), am pleased to confirm that have agreed to make a convertible short-term loan facility to R.G. Global Lifestyles, Inc (the “Borrower”) on the following terms and conditions:-

1. Amount: The principal amount of the convertible loan is US$150,000.00 (the "Loan").

2. Availability: The Loan shall be available to the Borrower by way of Lender’s approved drawings (each a "Drawing"), which shall be denominated (and accordingly repayable) in US dollars. Subject to the Lender confirming to the Borrower that the conditions precedent set out in paragraph 6 below have been satisfied or waived by Lender, the first Drawing shall be made available to the Borrower By January 5, 2010 and the remaining Drawings shall be made available to the Borrower as the Borrower may select by giving at least 2 days' prior written notice to the Lender. Any expenses over US$1,000 shall require the Lender’s approval. The Borrower shall pay all bank and transfer charges in connection with such payment and such charges shall be deemed to have been drawdown and shall form part of the dollar amount of the Loan. Any part of the facility not drawdown by July 31, 2010 shall be cancelled.
Drawings shall be deposited to the bank account requested by the Borrower as stated in the Drawing notice):

3. Interest rate: Interest will begin accruing upon the first drawdown at a rate of 11%.

4. Repayment: Subject to paragraph 7 below, the aggregate outstanding amount of all the Drawings shall be repayable by the Borrower to the Lender on or prior to 12 months from the first Drawdown, (the "Maturity Date"). Notwithstanding any other provisions of this letter, for a period of twelve months which starts on the date of the first drawdown, in lieu of repayment, the Lender has the right but not the obligation to roll the entire outstanding principal amount of all the Drawings into Common Stock at a conversion rate of $0.01/share.

5. Payment: All payments to be made by the Borrower to the Lender in respect of the Drawings shall be made by the Borrower in US dollars to the Lender’s designated bank account free and clear of and without deduction of or on account of any present or future taxes, set-off, counterclaims or other deductions or withholdings.

6. Conditions precedent: As a condition precedent to the Lender’s commitment to make the Loan to the Borrower, the Borrower will:-

6.1. Facility letter: acknowledge its understanding and acceptance of the terms of this letter by signing and delivering to the Lender the duplicate of this letter; and

6.2. Approvals: provide us with a copy, certified as true, complete and up to date by the Borrower’s duly authorized officer a resolution of the
Borrower’s board of directors, in approving and authorizing the signing of this letter (and other documents related thereto).

7. Conversion:

7.1. Conversion: Subject to paragraph 8, at any time Subsequent to the first drawdown, the Lender shall be entitled (but not obliged), by way of giving a written notice (the "Conversion Notice") to the Borrower, to require the Borrower to convert all (but not part) of the outstanding principal amount of all the Drawings into Common Stock in lieu of the Borrower making repayment of the principal amount in relation to the Drawings.

7.2. Conversion mechanics: If the Drawings are to be converted into the Conversion Shares pursuant to paragraph 7.1 above, then, within 14 days from obtaining the necessary regulatory approval (if required), or if no regulatory approval is required, within 7 days of the date of the Conversion Notice:-

7.2.1. Transfer of Conversion Shares: the Borrower shall transfer to the Lender (or to such person as we may direct) the Conversion Shares in respect of such conversion;

7.2.2. Deemed repayment: upon and by virtue of the completion of the transfer of the Conversion Shares in accordance with this letter, the outstanding Drawings to be converted by such conversion shall be deemed repaid.

8. Compulsory repayment: At any time after the Maturity Date and the Lender opts not to serve the Conversion Notice to the Borrower, notwithstanding any other provisions of this letter the Drawings made by the Borrower on such Drawings shall be immediately due and payable by the Borrower on demand by the Lender on the Borrower in the event that (a) any order is made, proceedings commenced or resolution passed for the winding-up or dissolution or liquidation of the Borrower or for the appointment of a receiver or liquidator in respect of any of the Borrower’s assets, (b) the Borrower fails to pay an amount due under this letter, and/or (c) the Borrower fails to comply with any of the Borrower's obligations and/or undertaking under this letter.

9. Undertaking: The Borrower undertakes that following the exercise of the Lender’s conversion right under paragraph 7 above, the Conversion Shares shall be transferred to the Lender (or such person as Lender may direct) free from all and any encumbrance and third party rights.

10. Indemnities: You will indemnify Lender against all losses and expenses which Lender incur as a result of Borrower’s failure (a) to pay any amount due under this letter on the due date or (b) to comply with any of Borrower’s obligations and/or undertaking under this letter.

11. Miscellaneous

11.1. Waivers: No failure or delay in exercising on Lender’s part any right under this letter shall operate as a waiver of such right, nor shall any single or partial exercise of any right preclude any further exercise of such right, or the exercise of any other right. No waiver by Lender shall be effective unless it is in writing.

11.2. Remedies cumulative: Lender’s rights and remedies under this letter are cumulative and not exclusive of any rights and remedies provided by law.

11.3. Assignment: This letter shall be binding upon and ensure to the benefit of each party to this letter and its and any subsequent successors and permitted assigns. Any reference in this letter to any party shall be construed accordingly.

11.4. Notices: Each notice or other communication by us to the Borrower may be given by addressing the same to R.G. Global Lifestyles’, Inc, Attn: Grant King, 2345 W. Foothill Blvd., Ste. #7, Upland, CA 91786, USA, or such other address as the Borrower may inform us of for this purpose. Each notice or other communication by the Borrower to Lender may be given by addressing the same to Horst Geicke, 31592 Vinedo, Coto De Caza, CA 92679, or such other address as we may inform the Borrower of for this purpose as we may inform the Borrower of for this purpose. Any such notice or other communication shall be deemed given when left at the address mentioned above (if so delivered) or 7 days after posting (postage prepaid) addressed as required above (if posted).

11.5. Severability: Each of the provisions of this letter shall be severable from one another and if at any time any one or more of such provisions (or any part) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

11.6. Entire Agreement: Borrower acknowledges that this letter sets out the entire agreement between both parties in relation to this loan facility and that the provisions of this letter supersede any correspondence, discussion, representations, statements or agreements between parties prior to acceptance of this letter.

11.7. Timings: All references in this letter to a time of day shall, in the absence of any express statement to the contrary, be a reference to Hong Kong time. A reference to a ‘business day’ shall mean a day, other than Saturday or Sunday, on which banks are open for retail business in Hong Kong.

11.8. Further Assurance: You will at your own cost and at Lender’s request execute any deed or document or take any action required by Lender to perfect or protect any security for the Loan or to give effect to the matters contemplated by this facility letter.

11.9. Law: The Loan and the terms of this letter shall be governed by and construed in all respects in accordance with Hong Kong law. Each party to this letter agrees that any legal action or proceedings arising out of or in connection with this letter may be brought in courts of Hong Kong and irrevocably submits to the non-exclusive jurisdiction of such courts.

Lender acknowledges understanding of and confirms acceptance of and agreement to the terms and conditions of this letter by signing the form of acceptance on the enclosed copy of this letter and returning that copy to Borrower.

Lender

/s/ Horst Franz Geicke	_______________________
Horst Franz Geicke	Date

Borrower hereby confirms acceptance of a loan facility of up to US$150,000.00 to be made available to Borrower by 15th of December 2009 and agrees that such loan facility shall be governed by the terms and conditions of the letter of even date herewith from Borrower to Lender of which the above is a copy.

RG Global Lifestyles, Inc.

/s/ Grant King	_______________________
Grant King, CEO	Date